Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2015 fourth quarter and year-end conference call. My name is Mike Hays, the Company’s CEO. Joining me on the call today is Kevin Karas, our Chief Financial Officer.

Before we continue, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call.

Kevin.

Kevin :

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Kevin. And again, welcome everyone.

Our 2015 financial performance can be summarized as strong new sales across our core portfolio of products offset by reductions in contract value in our HRA and Home Health offerings, which resulted in single-digit top-line revenue growth for 2015.

Let me now have Kevin dig into the fourth quarter and year-end results before we turn toward the year ahead.

Kevin

Thank you, Mike.

Net new sales of $6.4 million were added in the fourth quarter 2015, compared to $6.5 million in the fourth quarter 2014. Over the most recent four quarters, net new sales have totaled $24.1 million compared to a total of $22.0 million over the previous four quarters, an increase of 10%. Total contract value for the fourth quarter 2015 ended at $110.2 million, which includes a decrease in contract value of approximately $2.3 million as a result of our clinical workflow product divestiture. Subscription-based revenue agreements represented 89% of total contract value at year end.

Fourth quarter 2015 revenue was $26.4 million, an increase of 5% over the fourth quarter 2014.

Consolidated operating income for the fourth quarter 2015 was $7.7 million or 29% of revenue, compared to $6.4 million, or 26% of revenue for the same period last year.

Total operating expenses for the fourth quarter remained the same at $18.7 million in both 2015 and 2014.

Direct expenses increased to $11.4 million for the fourth quarter 2015, compared to $10.8 million for the same period in 2014, primarily attributed to increased variable direct expenses as a result of revenue growth. Direct expenses as a percent of revenue for the fourth quarter were 43% in both 2015 and 2014. Direct expenses for the full year in 2015 were 43.6% of revenue and are expected to decrease to 43% of revenue for the full year in 2016.

Selling, general and administrative expenses decreased to $6.3 million, or 24% of revenue for the fourth quarter 2015, compared to $6.9 million or 27% of revenue for the same period in 2014. SG&A expenses were 26.8% of revenue for the full year in 2015 and are expected to be 26% of revenue for the full year in 2016.

Depreciation and amortization expense for the fourth quarter was $1.0 million and 4% of revenue in both 2015 and 2014. Depreciation expense as a percent of revenue is expected to continue at 4% of revenue for the full year in 2016.

Other income in the fourth quarter of 2015 included a $1.1 million gain from the sale of our clinical workflow product in December.

The provision for income taxes totaled $2.8 million for the fourth quarter 2015, compared to $2.3 million for the same period in 2014. The effective tax rate was 32.4% for the fourth quarter 2015, compared to 35.7% for the fourth quarter 2014. This decrease was due to the favorable impact of the reversal of a capital loss valuation allowance that was recorded earlier in 2015. The effective income tax rate for the full year 2015 was 35.6% and is expected to remain consistent at 35.6% for the full year 2016.

Net income for the fourth quarter was $5.9 million in 2015, compared to $4.1 million in 2014. Combined non-GAAP diluted earnings per share was $0.24 for the fourth quarter 2015 compared to $0.17 in 2014.

With that I’ll turn the call back to Mike.

Mike:

Thank you, Kevin.

Notwithstanding our single-digit top-line revenue growth for 2015, which all are aware is far below desired performance, we feel our core business is performing very well. The base of contract value going into 2016 is largely comprised of our core product portfolio and our exposure to non-performing products has been minimized.

By all indications, the market dynamics remain highly favorable for NRC products. As well, our offerings remain highly differentiated at point of sale and capital is being allocated to ensure that uniqueness remains far ahead of all comers.

We continue to enjoy an enviable business model of recurring revenue and expanding margins which generates material-free cash flow from which we will continue to invest in our future and provide returns for shareholders.

_______________, I would now like to open the call to questions.

Closing Statement – Mike:

Thank you for your time today. We look forward to reporting our progress next quarter.

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